Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Estimates of Catastrophe Losses from Hurricane Laura
ELBA, ALABAMA (September 15, 2020)…The National Security Group, Inc. (NASDAQ:NSEC) releases preliminary estimates of insured catastrophe losses from Hurricane Laura incurred by property and casualty subsidiary National Security Fire & Casualty (NSFC).

On August 27, 2020, Hurricane Laura made landfall along the western Louisiana coast near Cameron. At landfall, Laura was a Category 4 hurricane with winds of approximately 150 mph with minimum pressure on the morning of landfall at 937 millibars. Based on data collected from the National Weather Service, Hurricane Laura was the strongest land-falling hurricane to hit Louisiana since the 1856 Last Island Hurricane and was the fifth strongest hurricane on record to make landfall in the continental United States. In a very active 2020 storm season, Hurricane Laura was the seventh named storm to make landfall in the U.S. setting a record as the earliest seventh named storm to make a U.S. landfall.

Our pre-tax loss, net of reinsurance, due to Hurricane Laura is expected to be $2,250,000. Net of tax, Hurricane Laura will reduce our 2020 earnings by $1,778,000 and will reduce earnings per share by $0.70. The impact of Hurricane Laura will be reflected in our third quarter results. To date, we have over 700 claims reported from this event with approximately 90% of these claims reported by our Louisiana policyholders.

Based on our analysis of historical reporting patterns, preliminary post event model output and assessment of early reports of claims to date, we estimate our ultimate gross losses from Hurricane Laura to be in the range of $5,500,000 to $6,500,000. Based on our estimate of gross losses, we expect losses from Hurricane Laura to remain well below the upper limits of our catastrophe reinsurance coverage.

The Company maintains catastrophe reinsurance coverage to mitigate loss exposure from catastrophic events. With our 2020 catastrophe contract placement, our single event catastrophe retention remained unchanged from the prior year at $4,000,000. In our 2020 contract, we placed an underlying second event layer of $2,000,000 in excess of $2,000,000. This additional coverage effectively lowers our second event retention to $2,000,000. Also unchanged from last year, we maintain catastrophe reinsurance covering incurred claims of a single catastrophe event up to $72,500,000. Our catastrophe reinsurance has a reinstatement provision for one event and covers the cost of a second event up to the same $72,500,000 upper limit. Because we were impacted by one catastrophe event, in the second quarter of 2020, that exceeded $2,000,000, Hurricane Laura losses fall within the underlying layer second event coverage and our retention will be $2,000,000. We will also pay a $250,000 reinstatement on this underlying layer.

About The National Security Group, Inc
The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company primarily writes personal lines property coverage including specialty market dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements.

Significant uncertainties still remain regarding the ultimate impacts of the COVID-19 pandemic on future premium revenue, losses, claims settlement costs and investment results. These uncertainties could have a material adverse impact on our net income and results of operations. Additional information and disclosures related to risk factors are discussed in our 2019 Annual Report on Form 10-K as well as our latest Form 10-Q and should be read in conjunction with this Form 8-K.